UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 4, 2016

Qualys, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35662	77-0534145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Bridge Parkway

Redwood City, California 94065

(Address of principal executive offices, including zip code)

(650) 801-6100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(d) Appointment of New Director

On February 4, 2016, the Board of Directors (the “Board”) of Qualys, Inc. (“Qualys”) appointed Todd P. Headley to serve as a member of the Board, effective immediately. Mr. Headley will serve in the class of directors whose term expires at the Annual Meeting of Stockholders to be held in 2016. In addition, Mr. Headley was appointed as a member of the audit committee of the Board, effective immediately.

In connection with his appointment to the Board on February 4, 2016, and in accordance with Qualys’ compensation program for non-employee directors, as currently in effect, Mr. Headley was granted restricted stock units (“RSUs”) having a value of $420,000 (which is 14,142 RSUs) based on the average of the closing trading prices for the 30 days ending one week before the date of grant. The shares subject to the grant will vest in three (3) equal annual installments on each of the first three (3) anniversaries of March 1, 2016, subject to continued service as a director through each vesting date. The grant is subject to the terms and conditions of Qualys’ 2012 Equity Incentive Plan and the related restricted stock unit agreement. Qualys will also reimburse Mr. Headley for all reasonable expenses in connection with his services to Qualys.

In addition, Mr. Headley has executed Qualys’ standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.10 to Qualys’ Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 10, 2012.

On February 8, 2016, Qualys issued a press release regarding the appointment of Mr. Headley to the Board, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release issued by Qualys, Inc. dated February 8, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALYS, INC.

By:	/s/ Philippe F. Courtot
Philippe F. Courtot Chairman, President and Chief Executive Officer

Date: February 8, 2016

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Qualys, Inc. dated February 8, 2016.